UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM SD
SPECIALIZED DISCLOSURE REPORT
INTUITIVE SURGICAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-30713	77-0416458
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1020 Kifer Road
Sunnyvale, California 94086
(Address of principal executive offices) (zip code)
Fredrik Widman, Vice President, Corporate Controller, and Principal Accounting Officer, (408) 966-8153
(Name and telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2022.
☐	Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended December 31, 2022.

Section 1 - Conflict Minerals Disclosure

Item 1.01    Conflict Minerals Disclosure and Report
CONFLICT MINERALS DISCLOSURE
Intuitive Surgical, Inc. (“Intuitive”) is filing a Conflict Minerals Report for the calendar year ended December 31, 2022, which is attached hereto as Exhibit 1.01 and is publicly available on Intuitive’s Investor Relations website under “SEC Filings” (https://isrg.intuitive.com/sec-filings).

Item 1.02    Exhibit
Intuitive is filing the Conflict Minerals Report required by Item 1.01 as an exhibit to this Form SD and listed under Item 2.01 Exhibits.
Section 2 - Exhibits

Item 2.01    Exhibits
The following exhibit is filed as part of this report on Form SD:
Exhibit 1.01    Conflict Minerals Report for the reporting period January 1, 2022, to December 31, 2022.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTUITIVE SURGICAL, INC.

Date:	May 24, 2023	By:	/S/ JAMIE E. SAMATH
Name: Jamie E. Samath
Title: Senior Vice President and Chief Financial Officer